Old Point Releases Third Quarter 2016 Results

•	Total assets exceed $900 million
•	Net interest margin holds steady at 3.67%
•	Low-cost deposits grow $14.7 million

November 3, 2016 Hampton, VA          Old Point Financial Corporation (NASDAQ "OPOF") reported quarterly net income of $1.3 million ($0.27 per diluted share) for the third quarter of 2016, $489 thousand higher than the net income of $840 thousand ($0.17 per diluted share) for the third quarter of 2015. Higher net interest income and lower noninterest expense were the primary drivers of the increase in quarterly net income. Year-to-date through September 30, net income was $2.9 million in 2016 and $3.3 million in 2015.

Income for the first nine months was impacted by a variety of factors, of which three were the most significant: the early payoff of an advance from the Federal Home Loan Bank (FHLB), a new strategy for our investment portfolio, and a charge-off on a single loan relationship.

The FHLB advance, which would have matured in June, was instead paid off in February. In the past, the prepayment fee on this advance made an early payoff prohibitively expensive, but in the first quarter of 2016, we were able to take advantage of volatility in the markets. The prepayment penalty on the advance was $391 thousand, compared to $456 thousand in interest expense that we would have paid if we had allowed the advance to mature. Lower interest expense improved our net interest margin to 3.67% for the first nine months of 2016, from 3.56% for the first nine months of 2015.

The second major influence on year-to-date net income was our new strategy for our investment portfolio. Our new strategy has two main goals. The first is to manage the portfolio's susceptibility to interest rate risk in the future, and the second is to provide us with liquidity to fund loan growth. We implemented this strategy in the first and second quarters of 2016 by selling securities in certain classes and purchasing new securities in different classes. These sales also resulted in net gains of $522 thousand in the first nine months of 2016, with $509 thousand of that in the first quarter.

The third major influence on year-to-date net income was a charge-off in the second quarter of 2016, which resulted in an increased provision for loan losses. This charge-off was on a single borrowing relationship whose condition deteriorated rapidly. We identified the impairment on this relationship in the second quarter and charged off $786 thousand accordingly. Primarily as a result of this charge-off, annualized net charge-offs as a percent of total loans increased to 0.28% in the nine months ended September 30, 2016, compared to a net recovery of 0.02% in the same period last year.

"During the past year, the management team has worked diligently to restructure the balance sheet, strengthen our credit culture, and improve our sales management process," said Rob Shuford, Jr., Old Point National Bank's President and CEO. "As a direct result, our core earnings continue to improve, and we are experiencing the strongest organic loan growth since 2008."

Third Quarter Results
Unless otherwise noted, all comparisons in this section are between the third quarter of 2016 and the third quarter of 2015.

Net interest income after the provision increased $159 thousand, due to a lower provision for loan losses and lower interest expense. Reduced interest expense on FHLB advances had the most significant impact on total interest expense. The $5.0 million net decrease in FHLB advances shown on the balance sheet makes it appear that we partially paid off our existing advance. In reality, we paid off the entire $25.0 million outstanding at December 31, 2015 in the first quarter of 2016 and took out new advances in the second quarter. The new advances we took out in 2016 had rates between 0.43% and 0.59%, compared to a rate of 4.83% on the advance we paid off. Ignoring the effect of any new advances, the payoff of the old advance will reduce our annual interest expense by $1.2 million. If we need to take out additional advances in 2016 or 2017, we expect the rates on those advances to be significantly less than the rate on the advance we paid off.

A lower provision for loan losses also contributed to the improved net interest income after the provision. We reversed $100 thousand from the provision for loan losses in the third quarter of 2016, compared to a reversal of $50 thousand in the third quarter of 2015. These declines in interest expense and the provision more than compensated for declines in interest income.

Noninterest income was $104 thousand higher between the two quarters, with increased income from Old Point Mortgage offsetting decreases in other service charges, commissions and fees. Old Point Mortgage has worked to improve its efficiency and sales processes, work that is paying off in 2016.

Noninterest expense was down $462 thousand over all, though some categories did increase. The most significant changes were in four line items:
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Salaries and employee benefits: In the third quarter of 2015, we expensed the benefits package given to a retiring executive officer. This elevated our expense for that quarter, but even excluding the retirement package, our expense would have been almost $100 thousand lower between the two quarters.

•
FDIC insurance: Beginning in the third quarter of 2016, the FDIC made changes to the way that insurance premiums are calculated. We expect the lower levels of expense to continue into the foreseeable future.

•
Legal and audit expenses: Our 2016 proxy statement included numerous proposals, including changes to our articles of incorporation, the addition of an employee stock purchase plan, and the addition of a new stock incentive plan, all of which required extensive review by outside legal counsel.

•
Loss on other real estate owned: We made significant progress on reducing our holdings of other real estate owned, with the balance decreasing from $2.7 million at December 31, 2015 to $1.1 million at September 30, 2016. As we sell these properties, we expect to have fewer write-downs and lower foreclosed property expenses in the future.

Balance Sheet Review
Unless otherwise noted, all comparisons in this section are between December 31, 2015 and September 30, 2016.

Assets as of September 30, 2016 were $905.8 million, an increase of $9.0 million or 1.00%. This follows the de-leveraging of the balance sheet in the first quarter of 2016, which included the payoff of the FHLB advance and re-structuring of the investment portfolio discussed above and reduced total assets to $856.8 million at March 31, 2016. Since that point, our total assets have grown $48.9 million, or 5.71%. Our year-to-date asset growth was driven mainly by the liabilities side of the balance sheet, with deposits increasing $18.0 million, or 2.41%, to $764.5 million at September 30, 2016. Low-cost deposits in particular grew $14.7 million, which we expect will help protect our interest margin in coming quarters. At the same time, securities available-for-sale decreased $52.0 million, mainly due to the sales discussed above.

The increase in deposits and decrease in securities provided us with liquidity to cover the $7.7 million decline in overnight repurchase agreements and the $5.0 million net decrease in FHLB advances, as well as fund net loan growth of $25.4 million. Although net loans did decrease $4.1 million between June 30, 2016 and September 30, 2016, a large part of the decrease was due to lower balances on warehouse lines that provide funding to mortgage companies. The balances on these lines typically peak during the summer months and decline again in third quarter.

As part of our strategy to grow loans, we re-opened our dealer lending division in September 2016. Since the program was only open a few weeks, it had minimal impact on the quarter-end balance sheet, but we anticipate this program should help our interest margin and net income in future quarters.

Our remaining liquidity was held in cash and cash equivalents, mostly in a noninterest-bearing account at a correspondent. Although this account doesn't pay interest, the earnings credit rate is higher than the interest rate we would have earned from any of our interest-bearing accounts. As a result, the reduction in noninterest expense (and thus the increase in net income) is higher than the reduction in interest income.

This earnings credit is available to offset certain noninterest expenses, the most obvious of which are the fees charged by the correspondent. Beginning in the third quarter of 2016, we began to make more strategic use of this earnings credit, which can also be used to pay data processing and courier expenses. By using this strategy, we were able to save $39 thousand and $52 thousand in the three and nine months ended September 30, 2016, and we expect to save more in the remainder of the year.

Other items of note:
Non-Performing Assets (NPAs) increased from $10.7 million as of December 31, 2015 to $12.3 million as of September 30, 2016. Although this category increased, we anticipate that the cash flow and collateral on these loans will cover the outstanding principal. NPAs do not include restructured loans that are performing in accordance with their modified terms. Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $2.6 million as of September 30, 2016, substantially all of which were student loans with principal and interest amounts that are 97-98% guaranteed by the U.S. Government. We expect to experience minimal losses on these government-guaranteed loans. Loans past due 90 days or more but still accruing interest totaled $3.4 million as of December 31, 2015, of which $3.1 million were student loans with principal and interest amounts that are 97-98% guaranteed by the U.S. government.

Allowance for Loan and Lease Losses (ALLL) was 1.31% of total loans as of September 30, 2016, compared to 1.36% at December 31, 2015.

For information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates,"  "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding future financial performance, strategic business initiatives, management's efforts to reposition the balance sheet, levels and sources of liquidity, use of proceeds from the sale of securities, future levels of charge-offs or net recoveries, and the performance of Old Point's purchased student loan portfolio.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2015. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except per share data)	2016	2015
	(unaudited)
Assets

Cash and due from banks	$59,551	$33,514
Interest-bearing due from banks	13,951	1,064
Federal funds sold	1,391	2,412
Cash and cash equivalents	74,893	36,990
Securities available-for-sale, at fair value	162,219	214,192
Restricted securities	1,820	2,016
Loans, net of allowance for loan losses of $7,780 and $7,738	586,140	560,737
Premises and equipment, net	39,834	41,282
Bank-owned life insurance	25,058	24,411
Other real estate owned, net of valuation allowance of $1,051 and $2,549	1,141	2,741
Other assets	14,651	14,418
Total assets	$905,756	$896,787

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$226,020	$215,090
Savings deposits	325,188	321,370
Time deposits	213,289	210,011
Total deposits	764,497	746,471
Overnight repurchase agreements	18,239	25,950
Federal Home Loan Bank advances	20,000	25,000
Accrued expenses and other liabilities	6,553	6,190
Total liabilities	809,289	803,611

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	56,565	55,151
Accumulated other comprehensive loss, net	(1,285)	(3,162)
Total stockholders' equity	96,467	93,176
Total liabilities and stockholders' equity	$905,756	$896,787

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,646	$6,565	$19,619	$19,405
Interest on due from banks	25	1	30	11
Interest on federal funds sold	2	0	4	1
Interest on securities:
Taxable	357	597	1,376	1,898
Tax-exempt	371	413	1,131	1,251
Dividends and interest on all other securities	35	33	76	97
Total interest and dividend income	7,436	7,609	22,236	22,663

Interest Expense:
Interest on savings deposits	56	60	165	169
Interest on time deposits	538	539	1,572	1,611
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	6	7	20	23
Interest on Federal Home Loan Bank advances	33	309	177	923
Total interest expense	633	915	1,934	2,726
Net interest income	6,803	6,694	20,302	19,937
Provision for loan losses	(100)	(50)	1,300	250
Net interest income after provision for loan losses	6,903	6,744	19,002	19,687

Noninterest Income:
Income from fiduciary activities	858	846	2,636	2,740
Service charges on deposit accounts	1,039	1,032	3,035	3,008
Other service charges, commissions and fees	968	1,031	3,019	3,094
Income from bank-owned life insurance	215	221	647	664
Income from Old Point Mortgage	187	50	276	208
Gain on sale of available-for-sale securities, net	7	0	522	0
Other operating income	53	43	143	145
Total noninterest income	3,327	3,223	10,278	9,859

Noninterest Expense:
Salaries and employee benefits	5,063	5,510	15,107	15,616
Occupancy and equipment	1,373	1,335	4,121	3,966
Data processing	419	421	1,276	1,186
FDIC insurance	66	154	387	454
Customer development	146	154	450	469
Legal and audit expenses	372	237	869	511
Other outside service fees	200	186	561	495
Employee professional development	147	146	474	439
Capital stock tax	128	113	390	338
ATM and check losses	131	101	301	380
Prepayment fee on Federal Home Loan Bank advance	0	0	391	0
Loss on other real estate owned	45	166	153	238
Other operating expenses	599	628	1,785	1,840
Total noninterest expense	8,689	9,151	26,265	25,932
Income before income taxes	1,541	816	3,015	3,614
Income tax expense (benefit)	212	(24)	113	290
Net income	$1,329	$840	$2,902	$3,324

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.27	$0.17	$0.59	$0.67

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.27	$0.17	$0.59	$0.67

Cash Dividends Declared per Share:	$0.10	$0.09	$0.30	$0.25

Old Point Financial Corporation and Subsidiaries
Selected Ratios	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Net Interest Margin Year-to-Date	3.67%	3.67%	3.56%	3.56%
NPAs/Total Assets	1.36%	1.00%	1.19%	1.01%
Annualized Net Charge Offs/Total Loans	0.28%	0.40%	0.06%	-0.02%
Allowance for Loan Losses/Total Loans	1.31%	1.33%	1.36%	1.30%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$8,550	$3,910	$4,582	$1,784
Loans > 90 days past due, but still accruing interest	2,620	3,222	3,356	3,069
Non-Performing Restructured Loans	0	0	0	0
Other real estate owned	1,141	1,887	2,741	4,034
Total Non-Performing Assets	$12,311	$9,019	$10,679	$8,887

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$1,258	$1,204	$362	$(94)
Year-to-Date Average Loans	$580,900	$575,812	$563,534	$561,125
Year-to-Date Average Assets	$874,501	$861,243	$884,386	$883,920
Year-to-Date Average Earning Assets	$762,048	$759,537	$775,987	$775,595
Year-to-Date Average Deposits	$734,300	$726,831	$730,046	$728,039
Year-to-Date Average Equity	$95,171	$94,682	$90,433	$90,050